January 2026 Registration Statement No. 333-287303 Pricing Supplement dated January 16, 2026 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Value of the VanEck® Gold Miners ETF due August 4, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) will pay no interest and do not guarantee the return of the full principal amount at maturity. Instead, if the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 80% of the initial underlier value, at maturity investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier from the initial underlier value. Because the trigger value is 20% less than the initial underlier value, any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20%. However, if the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 80% of the stated principal amount and could be zero. The Trigger PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value and greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Trigger PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS*
Issuer:	Barclays Bank PLC
Reference asset:	VanEck® Gold Miners ETF (Bloomberg ticker symbol “GDX UP<Equity>”) (the “underlier”)
Aggregate principal amount:	$5,088,000
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	January 16, 2026
Original issue date:	January 22, 2026
Valuation date†:	July 30, 2027
Maturity date†:	August 4, 2027
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•     If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

•     If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000 + ($1,000 × absolute value return)

In this scenario, you will receive a positive 1% return on the Trigger PLUS for each 1% decrease of the underlier. In no event will this amount exceed the stated principal amount plus $200.00.

•     If the final underlier value is less than the trigger value:

$1,000 × underlier performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Trigger PLUS. Any payment on the Trigger PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder or beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	$1,425.00 per Trigger PLUS (142.50% of the stated principal amount)
Leveraged upside payment:	$1,000 × upside leverage factor × underlier return
Upside leverage factor:	200%. The upside leverage factor applies only if the final underlier value is greater than the initial underlier value.
Trigger value*:	$77.79, which is 80% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Absolute value return:	The absolute value of the underlier return. For example, a -5% underlier return will result in a +5% absolute value return.
Underlier performance factor:	final underlier value / initial underlier value
	(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$1,000	$1,000	$20.00(2) $5.00(3)	$975.00
Total	$5,088,000	$5,088,000	$127,200	$4,960,800
(1)	Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is $944.00 per Trigger PLUS. The estimated value is less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Trigger PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Trigger PLUS and hold such Trigger PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Trigger PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Trigger PLUS available for secondary trading and, therefore, could adversely affect the price of the Trigger PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 14 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The Trigger PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the Trigger PLUS. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the Trigger PLUS after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The Trigger PLUS constitute our unsecured and unsubordinated obligations. The Trigger PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 15, 2025	Prospectus Supplement dated May 15, 2025	Underlying Supplement dated May 15, 2025

Dual Directional Trigger PLUS Based on the Value of the VanEck® Gold Miners ETF due August 4, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value:	$97.24, which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the valuation date
Closing price:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749F4P1 / US06749F4P11
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	The underlier and the terms of the Trigger PLUS are subject to adjustment by the calculation agent and the maturity date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Risk Factors—Risks Relating to the Underlier” below.
†	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement
Barclays Capital Inc.
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Additional Terms of the Trigger PLUS

You should read this document together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the Trigger PLUS are a part, and the underlying supplement dated May 15, 2025. This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Risk Factors” in this document, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

▪	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Trigger PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Trigger PLUS on the pricing date is less than the initial issue price of the Trigger PLUS. The difference between the initial issue price of the Trigger PLUS and our estimated value of the Trigger PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Trigger PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Trigger PLUS and/or any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 14 of this document.

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Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder or beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Trigger PLUS; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Trigger PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Trigger PLUS of such shares, securities or obligations); (iii) the cancellation of the Trigger PLUS and/or (iv) the amendment or alteration of the maturity of the Trigger PLUS, or the amendment of the amount of interest or any other amounts due on the Trigger PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Trigger PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Trigger PLUS further acknowledges and agrees that the rights of the holders or beneficial owners of the Trigger PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Trigger PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Value of the VanEck® Gold Miners ETF due August 4, 2027 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the upside leverage factor

▪	To provide an unleveraged positive return in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 18.5 months
Upside leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Maximum payment at maturity:	$1,425.00 per Trigger PLUS (142.50% of the stated principal amount)
Trigger value:	80% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

The Trigger PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value and greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Absolute Return Feature	The Trigger PLUS offer investors the potential for an unleveraged positive return at maturity if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value.
Upside Scenario if the Underlier Appreciates	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus a return equal to 200% of the underlier return, subject to the maximum payment at maturity of $1,425.00 per Trigger PLUS (142.50% of the stated principal amount).
Absolute Return Scenario	The final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, the Trigger PLUS pay a positive 1% return for each 1% decrease of the underlier. For example, if the final underlier value is 5% less than the initial underlier value, the Trigger PLUS will provide a total positive return of 5% at maturity. Because the trigger value is 20% less than the initial underlier value, any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20%.
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Downside Scenario	The final underlier value is less than the trigger value. In this case, at maturity, the Trigger PLUS pay less than 80% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the Trigger PLUS will pay $450.00 per Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors could lose their entire investment in the Trigger PLUS.
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Selected Purchase Considerations

The Trigger PLUS are not appropriate for all investors. The Trigger PLUS may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value or less than the initial underlier value but greater than or equal to the trigger value, and you are willing and able to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You understand and accept that the upside leverage feature applies only to any positive performance of the underlier and that any potential upside return on the Trigger PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept that the absolute return feature applies only if the underlier does not decrease from the initial underlier value by more than 20%, that any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20% and that any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Trigger PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Trigger PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Trigger PLUS may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the trigger value, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You are unwilling or unable to accept that the upside leverage feature applies only to any positive performance of the underlier or you seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept that the absolute return feature applies only if the underlier does not decrease from the initial underlier value by more than 20%, that any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20% or that any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Trigger PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Trigger PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

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You must rely on your own evaluation of the merits of an investment in the Trigger PLUS. You should reach a decision whether to invest in the Trigger PLUS after carefully considering, with your advisors, the appropriateness of the Trigger PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Trigger PLUS for investment.

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How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Upside leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Trigger value:	80% of the initial underlier value
Maximum payment at maturity:	$1,425.00 per Trigger PLUS (142.50% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, investors will realize the maximum payment at maturity at a final underlier value of 121.25% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 6% return, or $1,060.00 per Trigger PLUS.

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▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $1,425.00 per Trigger PLUS, or 142.50% of the stated principal amount.

▪	Absolute Return Scenario. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive a positive 1% return on the Trigger PLUS for each 1% decrease of the underlier.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive a 5% return, or $1,050.00 per Trigger PLUS.

▪	Downside Scenario. If the final underlier value is less than the trigger value, at maturity investors will receive an amount that is less than 80% of the $1,000 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Trigger PLUS.

▪	For example, if the underlier depreciates by 50%, investors would lose 50% of their principal and receive only $500.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

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Principal at Risk Securities

What Is the Total Return on the Trigger PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and a hypothetical trigger value of $80.00 (or 80% of the hypothetical initial underlier value) and reflect the maximum payment at maturity of $1,425.00 per Trigger PLUS (142.50% of the stated principal amount) and the upside leverage factor of 200%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “VanEck® Gold Miners ETF Overview” below for recent actual values of the underlier. The actual initial underlier value and trigger value are set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Absolute Value Return	Payment at Maturity	Total Return on Trigger PLUS
$150.00	50.00%	N/A	N/A	$1,425.00	42.50%
$140.00	40.00%	N/A	N/A	$1,425.00	42.50%
$130.00	30.00%	N/A	N/A	$1,425.00	42.50%
$121.25	21.25%	N/A	N/A	$1,425.00	42.50%
$120.00	20.00%	N/A	N/A	$1,400.00	40.00%
$110.00	10.00%	N/A	N/A	$1,200.00	20.00%
$105.00	5.00%	N/A	N/A	$1,100.00	10.00%
$100.00	0.00%	N/A	0.00%	$1,000.00	0.00%
$95.00	-5.00%	N/A	5.00%	$1,050.00	5.00%
$90.00	-10.00%	N/A	10.00%	$1,100.00	10.00%
$85.00	-15.00%	N/A	15.00%	$1,150.00	15.00%
$80.00	-20.00%	N/A	20.00%	$1,200.00	20.00%
$79.99	-20.01%	79.99%	N/A	$799.90	-20.01%
$70.00	-30.00%	70.00%	N/A	$700.00	-30.00%
$60.00	-40.00%	60.00%	N/A	$600.00	-40.00%
$50.00	-50.00%	50.00%	N/A	$500.00	-50.00%
$40.00	-60.00%	40.00%	N/A	$400.00	-60.00%
$30.00	-70.00%	30.00%	N/A	$300.00	-70.00%
$20.00	-80.00%	20.00%	N/A	$200.00	-80.00%
$10.00	-90.00%	10.00%	N/A	$100.00	-90.00%
$0.00	-100.00%	0.00%	N/A	$0.00	-100.00%

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Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $1,000 + ($1,000 × upside leverage factor × underlier return) and (b) $1,425.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($150.00 – $100.00) / $100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $1,000 × upside leverage factor × underlier return = ($1,000 × 200% × 50.00%) = $1,000.00

Because $1,000 plus the leveraged upside payment of $1,000.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $1,425.00 per Trigger PLUS, representing a total return of 42.50% on the Trigger PLUS.

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $105.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $1,000 + ($1,000 × upside leverage factor × underlier return) and (b) $1,425.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($105.00 – $100.00) / $100.00 = 5.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $1,000 × upside leverage factor × underlier return = ($1,000 × 200% × 5.00%) = $100.00

Because $1,000 plus the leveraged upside payment of $100.00 is less than the maximum payment at maturity, the payment at maturity is equal to $1,100.00 per Trigger PLUS, representing a total return of 10.00% on the Trigger PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $90.00.

Because the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × absolute value return)

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($90.00 – $100.00) / $100.00 = -10.00%

Next, calculate the payment at maturity. Because the absolute value of the underlier return of -10.00% is +10.00%, the payment at maturity is equal to:

$1,000 + ($1,000 × 10.00%) = $1,100.00

The total return on the Trigger PLUS is 10.00%.

Example 4: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the trigger value, the payment at maturity is equal to $500.00 per Trigger PLUS, calculated as follows:

($1,000 × underlier performance factor)

= $1,000 × (final underlier value / initial underlier value)

= $1,000 × ($50.00 / $100.00) = $500.00

The total return on the Trigger PLUS is -50.00%.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the tracked index (as defined below). Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Trigger PLUS generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value is less than the trigger value, which is 80% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,425.00 per Trigger PLUS (142.50% of the stated principal amount). Although the upside leverage factor provides 200% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 142.50% of the stated principal amount for the Trigger PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 21.25% of the initial underlier value will not further increase the return on the Trigger PLUS.

▪	Your potential for a positive return from depreciation of the underlier is limited. The absolute value return feature applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, which is equal to 80% of the initial underlier value. Thus, any return potential of the Trigger PLUS in the event that the final underlier value is less than the initial underlier value is limited to 20%. Any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	Any payment on the Trigger PLUS will be determined based on the closing prices of the underlier on the dates specified. Any payment on the Trigger PLUS will be determined based on the closing prices of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Owning the Trigger PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your Trigger PLUS may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the Trigger PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS could be materially and adversely affected.

Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult

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your tax advisor regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The Trigger PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Trigger PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder or beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Trigger PLUS losing all or a part of the value of your investment in the Trigger PLUS or receiving a different security from the Trigger PLUS, which may be worth significantly less than the Trigger PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Trigger PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	Certain features of exchange-traded funds will impact the value of the Trigger PLUS. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities or other assets not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier’s investment adviser may have the right to use a portion of the underlier’s assets to invest in shares of equity securities that are not included in the tracked index. The underlier is not actively managed, and the underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses may be greater than if the underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the Trigger PLUS are linked to the performance of the

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underlier and not the tracked index, the return on your Trigger PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the Trigger PLUS or result in the Trigger PLUS being accelerated. The investment adviser of the underlier may add, delete or substitute the component securities held by the underlier or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the underlier or, if no successor fund is available, the maturity date of the Trigger PLUS will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Trigger PLUS. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Trigger PLUS if they were not accelerated. However, if we elect not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the Trigger PLUS upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Trigger PLUS. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	The Trigger PLUS are subject to risks associated with the gold and silver mining industries. All or substantially all of the equity securities held by the underlier are issued by companies whose primary line of business is associated with the gold and/or silver mining industries. As a result, the value of the Trigger PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time, so the Fund’s share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the underlier and the price of the underlier during the term of the Trigger PLUS, which may adversely affect the value of the Trigger PLUS.

▪	There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of non-U.S. equity securities. Some of the component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Trigger PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The Trigger PLUS are subject to risks associated with emerging markets. Some of the component securities held by the underlier have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be

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based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

▪	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the price of the underlier is related to the U.S. dollar value of the component securities held by the underlier, the price of the underlier will be exposed to the currency exchange rate risk with respect to each of the currencies in which the non-U.S. component securities held by the underlier trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the underlier will be adversely affected and any payments on the Trigger PLUS may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

▪	The underlier recently changed its underlying index. Prior to market close on September 19, 2025, the underlier tracked the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the underlier began tracking the MarketVector Global Gold Miners Index instead. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index, including in the use of different market capitalization criteria for inclusion in the index and different weighting schemes. Accordingly, the composition of the underlier changed as a result of this transition. In connection with this change, the underlier may have experienced, and may continue to experience, additional portfolio turnover, and the underlier may have incurred, and may continue to incur, higher tracking error than had been typical for the underlier. This change could have adversely affected, and may continue to adversely affect, the performance of the underlier and, in turn, your return on the Trigger PLUS. In addition, when evaluating the historical performance of the underlier included below, you should bear in mind that the historical performance of the underlier might have been meaningfully different had the underlier tracked the MarketVector Global Gold Miners Index prior to September 19, 2025.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the Trigger PLUS or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the Trigger PLUS if the underlier is de-listed or if you are forced to divest the Trigger PLUS due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the Trigger PLUS has declined. See “—Adjustments to the underlier or to its tracked index could adversely affect the value of the Trigger PLUS or result in the Trigger PLUS being accelerated” above.

▪	We may accelerate the Trigger PLUS if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Trigger PLUS or the underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Trigger PLUS if they were not accelerated. However, if the calculation agent elects not to accelerate the Trigger PLUS, the value of, and any amount payable on, the Trigger PLUS could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

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Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, as a result, the trigger value, which is the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the Trigger PLUS, may engage in various activities or make determinations that could materially affect your Trigger PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Trigger PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Trigger PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Trigger PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Trigger PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Trigger PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Trigger PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Trigger PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Trigger PLUS and such compensation or financial benefit may serve as an incentive to sell the Trigger PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Trigger PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the Trigger PLUS. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the Trigger PLUS to you. This additional projected profit may create a further incentive for the selected dealer to sell the Trigger PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Trigger PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Trigger PLUS. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlier” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Trigger PLUS, and any of these determinations may adversely affect any payments on the Trigger PLUS.

Risks Relating to the Estimated Value of the Trigger PLUS and the Secondary Market

▪	The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Trigger PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Trigger PLUS. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Trigger PLUS to maturity.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market. Although we expect that generally the

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value of the underlier on any day will affect the value of the Trigger PLUS more than any other single factor, other factors that may influence the value of the Trigger PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the Trigger PLUS mature;

o	supply and demand for the Trigger PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the non-U.S. securities held by the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “VanEck® Gold Miners ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your Trigger PLUS prior to maturity.

▪	The estimated value of your Trigger PLUS is lower than the initial issue price of your Trigger PLUS. The estimated value of your Trigger PLUS on the pricing date is lower than the initial issue price of your Trigger PLUS. The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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▪	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.

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VanEck® Gold Miners ETF Overview

According to publicly available information, the underlier is an exchange-traded fund of the VanEck® ETF Trust, a registered investment company, that seeks to track as closely as possible, before fees and expenses, the price and yield performance of the MarketVector Global Miners Index (the “tracked index”). The MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. Prior to market close on September 19, 2025, the underliers’s benchmark index was the NYSE Arca Gold Miners Index. For more information about the underlier, see “Exchange-Traded Funds—The VanEck® ETFs” in the accompanying underlying supplement, as supplemented and superseded by the information above. For more information about the MarketVector Global Gold Miners Index, see Annex A in this pricing supplement.

Information about the underlier as of market close on January 16, 2026:

Bloomberg Ticker Symbol:	GDX UP<Equity>	52 Week High:	$97.24
Current Closing Price:	$97.24	52 Week Low:	$36.75
52 Weeks Ago (1/17/2025):	$36.75

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2020 through January 16, 2026. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on January 16, 2026 was $97.24. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the Trigger PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may reflect adjustments in response to certain actions such as stock splits and reverse stock splits.

VanEck® Gold Miners ETF	High	Low	Period End
2020
First Quarter	$31.05	$19.00	$23.04
Second Quarter	$37.21	$24.03	$36.68
Third Quarter	$44.53	$36.17	$39.16
Fourth Quarter	$41.42	$33.42	$36.02
2021
First Quarter	$38.51	$30.90	$32.50
Second Quarter	$39.68	$33.60	$33.98
Third Quarter	$35.09	$28.91	$29.47
Fourth Quarter	$34.90	$29.33	$32.03
2022
First Quarter	$38.91	$29.30	$38.35
Second Quarter	$40.87	$27.38	$27.38
Third Quarter	$28.16	$21.86	$24.12
Fourth Quarter	$30.04	$22.68	$28.66
2023
First Quarter	$33.27	$26.68	$32.35
Second Quarter	$35.87	$29.22	$30.11
Third Quarter	$32.63	$26.91	$26.91
Fourth Quarter	$31.98	$25.91	$31.01
2024
First Quarter	$31.62	$25.78	$31.62
Second Quarter	$37.24	$32.03	$33.93

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VanEck® Gold Miners ETF	High	Low	Period End
Third Quarter	$41.64	$33.89	$39.82
Fourth Quarter	$44.09	$33.77	$33.91
2025
First Quarter	$45.97	$34.58	$45.97
Second Quarter	$54.46	$41.45	$52.06
Third Quarter	$76.40	$50.79	$76.40
Fourth Quarter	$91.29	$68.28	$85.77
2026
First Quarter (through January 16, 2026)	$97.24	$85.73	$97.24

Underlier Historical Performance*— January 2, 2020 to January 16, 2026

* The dotted line indicates the trigger value of 80% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, the Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the Trigger PLUS (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Trigger PLUS, which should equal the amount you paid to acquire the Trigger PLUS. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the original issue price. The Trigger PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Trigger PLUS do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Trigger PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Trigger PLUS.

Trustee:	The Bank of New York Mellon

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Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Trigger PLUS offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Trigger PLUS (the “master note”), and such Trigger PLUS have been delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Trigger PLUS to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.

This document represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Trigger PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Trigger PLUS, in each case as specified on the cover page of this document.

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Annex A

The MarketVector Global Gold Miners Index

All information contained in this pricing supplement regarding the MarketVector Global Gold Miners Index (for purposes of this Annex A, the “Underlying Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MarketVector Indexes GmbH (“MarketVector”). The Underlying Index is owned by MarketVector and is calculated and maintained by Solactive AG (“Solactive”). MarketVector and Solactive have no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MVGDX.”

The Underlying Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. The Underlying Index was launched on June 3, 2025 with a base index value of 1000.00 as of April 30, 2006.

Index Composition

Index Universe

To be eligible for inclusion in the Underlying Index, companies must generate at least 50% (25% for current index components) of their revenues from gold and/or silver mining, royalties and/or streaming or have at least 50% (25% for current index components) of their mining mineral resources from gold and/or silver. In addition, securities must be common securities or securities with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing, excluding limited partnerships. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements set forth below on that exchange.

Securities are not eligible for inclusion in the Underlying Index if they are listed on (1) exchanges in Bahrain, China (domestic market), India, Kuwait, Luxembourg, Oman, Qatar, Russia, Saudi Arabia, United Arab Emirates or Vietnam or (2) Paris Euronext Auction, Hamburger Boerse, Boerse Berlin, Oslo Euronext Growth or London Stock Exchange (AIM, AIMI, ASQ1, ASQ2, ASX1, ASXN, SFM2, SFM3, SSQ3, SSX3, SSX4, EQS).

Investable Universe

To be included in the investable universe, securities must meet the following size and liquidity requirements:

1.	For securities that are currently not included in the Underlying Index, the securities must have (i) free-float of at least 10%, (ii) full market capitalization exceeding $150 million, (iii) a three-month average daily trading volume of at least $1 million at the current quarter and at the previous two quarters and (iv) at least 0.25 million shares traded per month over the last six months at the current quarter and at the previous two quarters.

2.	For securities that are already included in the Underlying Index, the securities must have (i) free-float of at least 5%, (ii) full market capitalization exceeding $75 million, (iii) a three-month average daily trading volume of at least $0.2 million in at least two of the latest three quarters (current quarter and the previous two quarters) and (iv) at the current quarter or at one of the previous two quarters, a three-month average daily trading volume of at least $0.6 million or at least 0.2 million shares traded per month over the last six months.

3.	In the case of recent initial public offerings, spin-offs and post-merger/acquisition special purpose acquisition companies, the securities must have (i) free-float of at least 10%, (ii) full market capitalization exceeding $150 million, (iii) an average daily trading volume of at least $1 million and (iv) traded at least 0.25 million shares per month (or per 22 days).

Such securities qualify for fast-track addition to the investable universe once; either at the next regularly scheduled review if they have been trading since at least the last trading day of the month two months prior to the review month or else at the following regularly scheduled review.

Eligible Universe

For each company in the investable universe, only one share class is included in the eligible universe. In cases where more than one share class fulfills the above specified market capitalization and liquidity eligibility criteria, only the largest share class by free-float market capitalization is included in the eligible universe. In exceptional cases (e.g. significantly higher liquidity), MarketVector can decide that a different share class will be included in the eligible universe. In cases where the free-float market capitalization of a currently not included share class of an index component exceeds the free-float market capitalization of the currently selected share class by at least 25% and fulfills all market capitalization and liquidity eligibility criteria for non-components, the currently selected share

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class will be replaced by the larger one. In exceptional cases (e.g. significantly higher liquidity), MarketVector can decide to keep the current share class instead.

For each company in the investable universe, one pricing source qualifies for the eligible universe. In cases where a company has multiple listings (e.g. ADRs, GDRs or listing on markets other than in the home country), the price sources will be selected to the eligible universe in the following order: U.S. price source, UK price source (London Stock Exchange International Order Book only), home market price source and most liquid foreign market price source. Once a company has qualified for the investable universe, only the most liquid single exchange price source within the country qualifies for the eligible universe. In exceptional cases, MarketVector can assign alternative pricing sources.

Selection of Index Components

Upon an index reconstitution, securities included in the eligible universe are selected for inclusion in the Underlying Index based on the following procedure. The Underlying Index targets a coverage of 90% of the free-float market capitalization of the eligible universe with a minimum of 25 components.

1.	All securities in the eligible universe are sorted in terms of free-float market capitalization in descending order.

2.	Securities covering the top 85% of the free-float market capitalization of the eligible universe qualify for selection.

3.	Current components between 85% and 98% of the free-float market capitalization of the eligible universe also qualify for selection.

4.	If the coverage is still below 90% of the free-float market capitalization of the eligible universe or the number of components in the Underlying Index is still below 25, the largest remaining securities will be selected until both the target coverage and minimum number of components are reached.

5.	If the number of eligible securities is below the minimum of 25, additional securities will be added by MarketVector’s decision until the number of securities selected to the Underlying Index reaches the minimum of 25.

Weighting of Index Components

Upon an index rebalance, components selected for inclusion in the Underlying Index will be weighted according to a modified float-adjusted market cap weighting methodology:

1.	All index components are weighted by their free-float market capitalization.

2.	At least the largest five and at most the largest 9 of the components with more than 50% exposure to gold-related activities that exceed 4.5% in weight are grouped together (so called “Large-Weights”). All other components are grouped together as well (so called “Small-Weights”).

3.	The aggregated weighting of the Large-Weights is capped at 45%. If the aggregated weighting of the Large-Weights exceeds 45%, then a capping factor is calculated to bring the weighting down to 45%, and a second capping factor is calculated to bring the aggregated weighting of the Small-Weights up to 55%. These two factors are then applied to all components in the Large-Weights or the Small-Weights, respectively.

4.	For the Large-Weights, the maximum weight for any single security is 20% and the minimum weight is 5%. If a security is above the maximum weight or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be redistributed proportionally across all other remaining components in the Large-Weights.

5.	For the Small-Weights, the maximum weight for any single security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be redistributed proportionally across all other remaining components in the Small-Weights.

6.	The aggregated weighting of all components with less than 50% exposure to gold-related activities is capped at 20%. Any excess weight will be redistributed proportionally among the uncapped components with more than 50% exposure to gold-related activities in the Small-Weights.

Index Reconstitution and Rebalance

The Underlying Index is reconstituted and rebalanced on a quarterly basis in March, June, September and December according to the following schedule:

1.	The eligible universe and component selection is determined based on the closing data on the last business day in February, May, August and November. If a security does not trade on the last business day in February, May, August or November, the last available price for this security will be used.

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Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

2.	Component weights are determined based on the closing data as of the Wednesday prior to the second Friday of March, June, September and December. If a security does not trade on the Wednesday prior to the second Friday of March, June, September or December, the last available price for this security will be used.

3.	The underlying review and rebalance data (i.e. weights, shares outstanding, free-float factors and new weighting cap factors) is announced on the second Friday of March, June, September and December.

4.	Changes will be implemented and based on the closing prices as of the third Friday of March, June, September and December. If the third Friday is not a business day, the review will take place on the last business day before the third Friday. If a security does not trade on the third Friday of March, June, September or December, the last available price for this security will be used. Changes become effective on the next index dissemination day.

Index Calculation

The Underlying Index is calculated on weekdays between 01:00 and 22:40 (CET) and index values are disseminated to data vendors every 15 seconds on days when either the U.S. equity market is open for trading or at least one of the index components is available for trading. Real-time index values are calculated with the midpoint between the latest available real-time bid- and ask-prices. Closing values are calculated at 22:40 (CET) with fixed 16:00 London time exchange rates from WM company.

The Underlying Index’s index level on a given day is calculated as the sum of the free-float market capitalization of the index components in U.S. dollars divided by the divisor. The Underlying Index is free-float adjusted, meaning the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. Free-float factors are reviewed quarterly. The divisor is a mathematical factor defined at the inception of the Underlying Index and is adjusted upon certain corporate actions and index rebalances.

The Underlying Index is calculated as a price return index and does not include in the index calculation dividend payments except for special dividends from non-operating income or cash dividends that are either declared as special or extraordinary or that do not coincide with the company’s regular dividend distribution schedule.

Index Maintenance

The composition of the Underlying Index will be adjusted to reflect changes to free-float factors and number of shares, changes due to mergers and takeovers and changes due to spin-offs. On an ongoing basis, for all corporate events that result in a security deletion from the Underlying Index, the deleted security will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the Underlying Index would drop below 20. The replacement security will be added at the same weight as the deleted security, unless the number of index components drops below the minimum component number due to a merger of two or more index components, in which case the replacement security will be added with its uncapped free-float market capitalization weight. If there is no replacement, the additional weight resulting from the deletion will be redistributed proportionally across all other index constituents. If the number of index components drops below the minimum component number and no non-component security is eligible as a replacement, the determination of the addition is subject to MarketVector’s decision.

Index Oversight

Any changes to the index methodology will be reviewed and approved by MarketVector’s Legal and Compliance Department. In cases of material changes, an advance notice will be published and provided to users.

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